Exhibit 99.1

May 18, 2001

First_Name Last_Name
Address_1
Address_2
City, St. Zip

Dear Special Agreement Noteholder:

          As you likely are already aware, Marketing Specialists Corporation ("Marketing Specialists") and its subsidiaries have been experiencing financial difficulties. The 10-K annual report recently released by Marketing Specialists included a letter drafted by its auditors with a "going concern" opinion. As the 10-K reflects Marketing Specialists has incurred losses and negative operating cash flows in every fiscal period since its inception. For the year ended December 31, 2000, Marketing Specialists incurred a loss from continuing operations of approximately ($364.8) million, which included a goodwill impairment loss of approximately ($307.0) million and negative operating cash flows of approximately ($26.0) million. Each time Marketing Specialists acquired a company, it, like other corporations making acquisitions, assigned the company a value based on its financial performance. Marketing Specialists usually paid a premium, called goodwill, on the basis of the cash flow anticipated from that acquisition. As the operations from more than 20 acquisitions completed during the last three years have been integrated into Marketing Specialists' business, it has faced a succession of significant challenges that included lost business due to conflicts, continued rapid industry consolidation, and other major hurdles. Consequently, Marketing Specialists has experienced a significant disparity between projected and actual cash flow. These financial problems have negatively impacted Marketing Specialists' ability to meet its obligations as they come due, including payment to you.

          In light of this situation, Marketing Specialists has, for the past several months, explored various avenues for debt restructuring and relief, while also endeavoring to keep its core business operations strong. Despite these efforts, the situation has not substantially improved. However, Marketing Specialists continues to focus on maintaining and growing its business notwithstanding its cash flow problems and continues to explore all available options for restructuring its debt.

         Marketing Specialists has engaged the law firm of Hance Scarborough Wright Ginsberg & Brusilow, LLP to assist it in the restructure of its debt obligations. At this time, Marketing Specialists requests that all future communications concerning its debt obligations be directed to the law firm as follows:

Frank J. Wright Hance Scarborough Wright Ginsberg & Brusilow, LLP 14785 Preston Road, Suite 750 Dallas, Texas 75240 Phone: 972-788-1600 Fax: 972-702-0662

Written communications are preferable, whether sent by mail, email or fax. However, please be advised that if the sole purpose of your communication is to inquire about the status of a payment to you, Marketing Specialists simply does not have the cash flow to fund any payments at this time.

         Despite the hurdles with which it has been presented, Marketing Specialists is working to preserve its core business operations so that it may remain a major force in the food brokerage business for many years to come. With your cooperation, this is what we hope to achieve.

Very Truly Yours,

Jerry Leonard President and CEO Marketing Specialists